Exhibit 15.1

Fourth Amendment to Loan Agreement

Borrower:	BRIX REIT, INC., a Maryland corporation
Address:	120 Newport Center Drive
Newport Beach, CA 92660
Date:	August 27, 2020

THIS FOURTH AMENDMENT TO LOAN AGREEMENT (“Amendment”) is entered into between Pacific Mercantile Bank (“Lender”), whose address is 949 South Coast Drive, 3rd Floor, Costa Mesa, CA 92626, and the borrower named above (“Borrower”) whose chief executive office is located at the above address.

The Parties agree to amend the Loan Agreement between them, dated April 30, 2019 (as amended, the “Loan Agreement”), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Loan Agreement.)

1.             Grant of Security Interest. Section 2 of the Loan Agreement, which reads as follows:

“2. [Intentionally Omitted].”

is hereby amended to read as follows:

“2. SECURITY INTEREST. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Lender a security interest in all of the following (collectively, the “Collateral”): all of its right, title and interest of in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all its books relating to any and all of the above.”

For purposes of clarity and not by way of limitation with respect to the foregoing, Borrower hereby grants to Lender a security interest in all of all of Borrower’s right, title and interest of, in and to all of the Collateral, to secure the payment and performance of all of the Obligations when due. Without limitation on any of Borrower’s obligations under the Loan Agreement or hereunder, Borrower agrees to execute such documents and take such actions as Lender may from time to time request in its Good Faith Business Judgment in order to perfect and protect Lender’s security interests in the Collateral.

2.             Commercial Tort Claims. Borrower represents and warrants that as of the date hereof it has no interest in any “commercial tort claims” (as defined in the Code). In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify Lender thereof in writing and provide Lender with such information regarding the same as Lender shall request. Such notification to Lender shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Lender, and Borrower shall execute and deliver all such documents and take all such actions as Lender shall request in connection therewith.

3.             Insurance; Notification of Loss. Section 5.2 of the Loan Agreement is hereby amended by adding the following to the end thereof:

“All insurance policies insuring the Collateral shall name Lender as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Lender and shall name Lender as additional insured with regard to liability coverage. Upon receipt of the proceeds of any such insurance, Lender shall apply such proceeds in reduction of the Obligations as Lender shall determine in its sole discretion. Borrower will immediately advise Lender in writing of any loss or damage to the Collateral exceeding $100,000.”

4.             Sales and Transfers of Assets. Section 5.5(iv) of the Loan Agreement, which reads as follows:

“(iv) sell or transfer any assets, except for (A) the sale of finished inventory in the ordinary course of Borrower's business, (B) the sale of obsolete equipment in the ordinary course of business, in an amount not more than $50,000 in any fiscal year, and (C) non-exclusive licenses of intellectual property in the ordinary course of business;”

is hereby amended to read as follows:

“(iv) sell or transfer any assets, except for (A) the sale of finished inventory in the ordinary course of Borrower's business, (B) the sale of obsolete equipment in the ordinary course of business, in an amount not more than $50,000 in any fiscal year, (C) non-exclusive licenses of intellectual property in the ordinary course of business, and (D) sales and transfers pursuant to a liquidation of Borrower’s assets in connection with Borrower’s suspension of its ordinary course of business, undertaken in a reasonable manner;”

5.             Becoming an “Investment Company”. Section 5.5(xii) of the Loan Agreement, which reads as follows:

“(xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or become an “investment company” within the meaning of the Investment Company Act of 1940;”

is hereby amended to read as follows:

“(xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or become an “investment company” within the meaning of the Investment Company Act of 1940, except to the extent that Borrower may become such an investment company as a result of the decline in value of its real estate properties;”

6.             Additional Events of Default. The portion of Section 7.1 of the Loan Agreement that reads as follows:

“(u) a Material Adverse Change shall occur.”

is hereby amended to read as follows:

“(u) a Material Adverse Change shall occur; or

(v) any Collateral or any material assets are attached, seized, subjected to a writ or distress warrant, or is levied upon, and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten Business Days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a Lien on any of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency; or

(w) any default or event of default occurs under any obligation secured by a Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Lien.”

7.             Additional Remedies. The portion of Section 7.2 of the Loan Agreement that reads as follows:

“and (e) exercise any and all rights and remedies of Borrower, whether by contract, law, equity or otherwise.”

is hereby amended to read as follows:

“(e) Take possession of any or all of the Collateral wherever it may be found (to the extent of Borrower’s rights to possession thereof; for purposes of clarity, Borrower and Lender acknowledge that Borrower’s right to possession of student housing may be subject to the terms of applicable trust agreements and other governing documents of the student housing Delaware Statutory Trusts), and for that purpose Borrower hereby authorizes Lender without judicial process to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Lender deems it necessary, in its Good Faith Business Judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Lender seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Lender retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (f) Require Borrower to assemble any or all of the Collateral and make it available to Lender at places designated by Lender which are reasonably convenient to Lender and Borrower, and to remove the Collateral to such locations as Lender may deem advisable; (g) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Lender shall have the right to use Borrower's premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (h) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Lender obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Lender shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as Lender deems reasonable, or on Lender's premises, or elsewhere and the Collateral need not be located at the place of disposition. Lender may directly or through any Affiliate purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (i) demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Lender to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Lender's Good Faith Business Judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; and (j) exercise any and all rights and remedies of Lender, whether by contract, law, equity or otherwise.”

8.             Commercial Reasonableness; Investment Property. Sections 7.3, 7.4, 7.5. 7.6 and 7.7 of the Loan Agreement are hereby amended to read as follows:

“7.3 Standards for Determining Commercial Reasonableness. Borrower and Lender agree that a sale or other disposition (collectively, “Sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) notice of the Sale is given to Borrower at least ten days prior to the Sale, and, in the case of a public Sale, notice of the Sale is published at least five days before the date of the Sale in a newspaper of general circulation in the county where the Sale is to be conducted; (ii) notice of the Sale describes the Collateral in general, non-specific terms; (iii) the Sale is conducted at a place designated by Lender, with or without the Collateral being present; (iv) the Sale commences at any time between 8:00 a.m. and 6:00 p.m; (v) payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) with respect to any Sale of any of the Collateral, Lender may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Lender shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

7.4 Investment Property. If an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, and distributions with respect to, Investment Property in trust for Lender, and shall deliver all such payments, proceeds and distributions to Lender, immediately upon receipt, in their original form, duly endorsed, to be applied to the Obligations in such order as Lender shall determine. Borrower recognizes that Lender may be unable to make a public sale of any or all of the Investment Property, by reason of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale thereof.

7.5 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting Lender’s other rights and remedies, Borrower grants to Lender an irrevocable power of attorney coupled with an interest, authorizing and permitting Lender (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise, but Lender agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) execute on behalf of Borrower any documents that Lender may, in its Good Faith Business Judgment, deem advisable in order to perfect and maintain Lender's security interest in the Collateral, or in order to exercise a right of Borrower or Lender, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) execute on behalf of Borrower, any invoices relating to any Account thereof, any draft against any Account Debtor thereof and any notice to any Account Debtor thereof, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic's, materialman's or other Lien, or assignment or satisfaction of mechanic's, materialman's or other Lien; (c) take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral thereof that may come into Lender's possession; (d) endorse on behalf of Borrower all checks and other forms of remittances thereof received by Lender; (e) pay, contest or settle any Lien and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) grant on behalf of Borrower extensions of time to pay, compromise claims and settle Accounts and General Intangibles thereof for less than face value and execute all releases and other documents in connection therewith; (g) pay any sums required on account of Borrower's taxes or to secure the release of any Liens therefor, or both; (h) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement; and (j) take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents; (k) enter into a short-form intellectual property security agreement with respect to Borrower’s Intellectual Property consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Lender without first obtaining Borrower’s approval of or signature to such modification by amending exhibits thereto, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks of Borrower or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (l) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Lender may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (k) and (l) above, regardless of whether an Event of Default has occurred. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Lender's rights under the foregoing power of attorney or any of Lender's other rights under this Agreement be deemed to indicate that Lender is in control of the business, management or properties of Borrower.

7.6 Application of Proceeds. All proceeds realized as the result of any Sale of the Collateral shall be applied by Lender first to the reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Lender in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Lender shall determine in its sole discretion. Any surplus shall be paid to applicable Borrower or other persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If, Lender, in its Good Faith Business Judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any Sale of Collateral, Lender shall have the option, exercisable at any time, in its Good Faith Business Judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of the cash therefor.

7.7 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Lender shall have all the other rights and remedies accorded a creditor, secured party or other contracting party (as applicable) under the Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Lender and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.”

9.             No Additional Loans. Notwithstanding anything to the contrary set forth in the Loan Agreement (including Section 1 of the Schedule to Loan Agreement), Borrower acknowledges and agrees that Lender shall have no obligation to make any additional Loans.

10.          Deletion of Yearly Zero Balance Requirement. The following subsection is hereby deleted from Section 1(b) of the Schedule to Loan Agreement:

“Yearly Zero Balance Requirement. During each of Borrower’s fiscal years, Borrower shall maintain a zero ($0.00) outstanding Loan balance for at least thirty (30) consecutive days during such year, and Borrower shall make such payments to Lender as are necessary to meet such requirements.”

11.           Amendment of Maturity Date. Section 4 of the Schedule to the Loan Agreement, which presently reads as follows:

“4. Maturity Date

(Section 6.1):                     October 15, 2020.”

is hereby amended to read as follows:

“4. Maturity Date

(Section 6.1):                       October 15, 2021.”

12.           Amendment Regarding Financial Covenants. The following portion of Section 5 of the Schedule to the Loan Agreement is hereby deleted:

“Debt Service Coverage Ratio: Borrower, on a consolidated basis, shall maintain a Debt Service Coverage Ratio of not less than 1.25 to 1.00 for the 12-month period ending as of December 31, 2019 and for each 12-month period ending as of June 30 and December 31 of each year thereafter.

As used herein, “Debt Service Coverage Ratio” means for any applicable period, on a consolidated basis, (i) the result of Borrower’s net income before interest, depreciation and amortization for such period, plus New Capital Invested for such period, and less repurchases of common stock and other distributions declared for such period; divided by (ii) the sum of Borrower’s current portion of long-term debt (inclusive of the current portion of long-term debt of Subsidiaries of Borrower, as noted in the Portfolio Status Reports (as defined in Section 6 below)) for such period, plus capitalized lease payments for such period, plus interest expense (inclusive of interest on long-term debt of Subsidiaries of Borrower, as noted in the Portfolio Status Reports (as defined in Section 6 below)) for such period; calculated from Borrower’s 1-SA Financial Statements/1-K.

As used herein, “New Capital Invested” means, for any applicable period, proceeds from the issuance of common stock, plus stock compensation expense, less the reclassification of redeemable common stock.”

13.           Amendment Regarding Guaranty Trigger Events. Section 8(d) of the Schedule to the Loan Agreement, which presently reads as follows:

“Triggered Guaranties. Concurrently herewith, Borrower shall cause each of the Wirta Guarantors to execute and deliver to Lender a Continuing Guaranty with respect to all of the Obligations, on Lender’s standard form, and certifications of trust or other evidence of authority with respect to the execution and delivery of such Guaranties. Said Guaranties (the “Triggered Guaranties”) shall provide that the guaranties therein become effective upon the occurrence of any of the following events (each, a “Trigger Event”): (i) any Event of Default or (ii) any Resolution Failure Trigger Event. If after the Guaranties become effective, all Trigger Events are cured to Lender’s satisfaction in its sole discretion, then Lender may, in its discretion, by written notice to the Wirta Guarantors, make the Guaranties ineffective again (subject to again becoming effective upon the occurrence of another Trigger Event). Throughout the term of the Loan Agreement Borrower shall cause such Guaranties to continue in full force and effect.”

is hereby amended to read as follows:

“Guaranties. Concurrently herewith, Borrower shall cause each of the Wirta Guarantors to execute and deliver to Lender a Continuing Guaranty with respect to all of the Obligations, on Lender’s standard form, and certifications of trust or other evidence of authority with respect to the execution and delivery of such Guaranties. Throughout the term of the Loan Agreement Borrower shall cause such Guaranties to continue in full force and effect For purposes of clarity and not by way of limitation, and notwithstanding anything to the contrary set forth in any Loan Document (including without limitation, any reference to such Guaranties as “Triggered Guaranties”), it is acknowledged and agreed that such Guaranties are and shall be fully effective as of the date of the Fourth Amendment.”

14.          Additional Definitions. Section 8 of the Loan Agreement is hereby amended to add the following definitions thereto, in the appropriate alphabetical order:

“‘Account Debtor’ means the obligor on an Account.

‘Accounts’ means all present and future “accounts” as defined in the Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

‘Collateral’ has the meaning set forth in Section 2 above.

‘Copyrights’ means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

‘Equipment’ means all present and future “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

‘Fourth Amendment’ means that certain Fourth Amendment to Loan Agreement dated on or about August 27, 2020 between Lender and Borrower.

‘General Intangibles’ means all present and future “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

‘Intellectual Property’ means all right, title, and interest in and to the following: Copyrights, Trademarks and Patents; any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; any and all design rights which may be available now or hereafter existing, created, acquired or held; any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use; and all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

‘Inventory’ means all present and future “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit, and including any returned goods and any documents of title representing any of the above.

‘Investment Property’ means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

‘Other Property’ means the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Schedule), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.

‘Patents’ means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

‘Trademarks’ means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business connected with and symbolized by such trademarks.”

15.          Events of Default; Agreement to Forbear. The parties acknowledge that Events of Default have occurred under the Loan Agreement in that (A) there has been a Material Adverse Change in the financial condition of Borrower as disclosed in the section titled “Going Concern” in Note 1 of Notes to Consolidated Financial Statements of Borrower’s Annual Report on Form 1-K for the year ended December 31, 2019, (B) Borrower may be considered an “investment company” within the meaning of the Investment Company Act of 1940 as a result of the decline in value of its real estate properties, (C) Borrower has suspended its offering of common stock and will be liquidating its assets, and (D) NexBank has issued a notice of default with respect to a guaranty provided by Borrower (collectively, the “Specified Defaults”), which are Events of Default under Sections 7.1(d), 7.1(i), 7.1(l) and 7.1(u) of the Loan Agreement. Lender agrees to forbear from exercising its rights and remedies with respect to the Borrower and the Collateral, as a result of the Specified Defaults, from the date hereof until the earlier of the following dates (the “Forbearance Period”): (i) October 16, 2021, (ii) the date of the occurrence of a default or breach by Borrower of any representation, warranty, term or provision in this Agreement, or of any Event of Default under the Loan Agreement, other than the Specified Defaults, or (iii) when Lender determines in its Good Faith Business Judgment that Borrower is no longer diligently pursuing the liquidation of its assets. In agreeing to forbear from exercising its rights and remedies, Lender is not waiving any Specified Default or any rights or remedies in connection therewith, all of which are expressly reserved. Upon the expiration of the Forbearance Period, Lender may, at its sole option and in its sole discretion, exercise any and all rights or remedies in connection with the Specified Defaults, without further notice.

16.          Fee; Expenses. In consideration for Lender entering into this Amendment, Borrower shall concurrently pay Lender a fee in the amount of $10,000, which shall be non-refundable and in addition to all interest and other fees payable to Lender under the Loan Documents. Without limiting the terms of the Loan Agreement, Borrower agrees to pay all of Lender’s expenses in connection with this Amendment. Lender is authorized to charge said fee and expenses to Borrower’s loan account or any of Borrower’s deposit accounts with Lender.

17.          Representations True. Borrower represents and warrants to Lender that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

18.          General Release. In consideration for Lender entering into this Amendment, Borrower and each of the Guarantors (together with Borrower, individually and collectively, the “Obligor”) hereby irrevocably releases and forever discharges Lender, and its successors, assigns, agents, shareholders, directors, officers, employees, agents, attorneys, parent corporations, subsidiary corporations, affiliated corporations, affiliates, participants, and each of them (collectively, the “Releasees”), from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action, of every nature and description, known and unknown, irrevocably waives the benefits of any and all statutes and rules of law to the extent the same provide in substance that a general release does not extend to claims which the creditor does not know or suspect to exist in its favor at the time of executing the release, and, without limiting the foregoing, Obligor irrevocably waives any benefits it may have under California Civil Code Section 1542 which provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Obligor represents and warrants that it has not assigned to any other Person any Released Claim, and agrees to indemnify Lender against any and all actions, demands, obligations, causes of action, decrees, awards, claims, liabilities, losses and costs, including but not limited to reasonable attorneys' fees of counsel of Lender’s choice and costs, which Lender may sustain or incur as a result of a breach or purported breach of the foregoing representation and warranty. (This Section may be referred to as the “Release Section”.)

19.           No Waiver. Nothing herein constitutes a waiver of any default or Event of Default under the Loan Agreement or any other Loan Documents, whether or not known to Bank.

20.          General Provisions. This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Lender and Borrower, and the other written documents and agreements between Lender and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Lender and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed. The terms and provisions of Sections 9.20 (titled “Governing Law; Jurisdiction; Venue”), and 9.21 (titled “Dispute Resolution”) of the Loan Agreement shall apply to this Amendment, and the same are incorporated herein by this reference. This Amendment may be executed and delivered by exchanging original signed counterparts, or signed counterparts by facsimile, pdf or other electronic means, or a combination of the foregoing, and this Amendment shall be fully effective if so executed and delivered.

21.          Mutual Waiver of Jury Trial. LENDER AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT IT MAY BE WAIVED. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), ACTION OR INACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY LENDER OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. IF FOR ANY REASON THE PROVISIONS OF THIS SECTION ARE VOID, INVALID OR UNENFORCEABLE, THE SAME SHALL NOT AFFECT ANY OTHER TERM OR PROVISION OF THIS AGREEMENT, AND ALL OTHER TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE UNAFFECTED BY THE SAME AND CONTINUE IN FULL FORCE AND EFFECT.

[Signatures on Next Page]

Borrower: BRIX REIT, INC.		Lender: Pacific Mercantile Bank

By:	/s/ RAYMOND J. PACINI	By:	/s/ PETER PACHECO
Name:	Raymond J. Pacini	Name:	Peter Pacheco
Title:	Chief Financial Officer	Title:	Interim Regional Manager

[Signature Page—Amendment to Loan Agreement]

CONSENT

Each of the undersigned hereby expressly agrees to the Release Section of the foregoing Amendment and acknowledges that the undersigned’s consent to the foregoing Amendment is not required, but the undersigned nevertheless does hereby consent to the foregoing Amendment and to the documents and agreements referred to therein and to all future modifications and amendments thereto, and any termination thereof, and to any and all other present and future documents and agreements between or among the foregoing parties. Nothing herein shall in any way limit any of the terms or provisions of the Continuing Guaranty of the undersigned, all of which are hereby ratified and affirmed.

Wirta Family Trust DATED JULY 5, 1985, AS AMENDED AUGUST 15, 2006 AND APRIL 22, 2016

/s/ RAYMOND E. WIRTA	By:	/s/ RAYMOND E. WIRTA
Raymond E. Wirta		Raymond E. Wirta, Trustee of Wirta Family Trust DATED JULY 5, 1985, AS AMENDED AUGUST 15, 2006 AND APRIL 22, 2016

	By:	/s/ SANDRA WIRTA
Sandra Wirta, Trustee of Wirta Family Trust DATED JULY 5, 1985, AS AMENDED AUGUST 15, 2006 AND APRIL 22, 2016